SERVICES AGREEMENT

HUNTINGTON STRATEGY SHARES

and

CITI FUND SERVICES OHIO, INC.

EFT Combined Services V.7.1.11

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SERVICES AND RELATED TERMS AND CONDITIONS

3.	INSTRUCTIONS

4.	COMPLIANCE WITH LAWS; ADVICE

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.	SCOPE OF RESPONSIBILITY

7.	INDEMNITY

8.	FEES AND EXPENSES

9.	REPRESENTATIONS

10.	REPRESENTATIVE CAPACITY

11.	TERM AND TERMINATION

12.	GOVERNING LAW AND JURISDICTION

13.	MISCELLANEOUS

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	List of Funds

EFT Combined Services V.7.1.11

THIS SERVICES AGREEMENT is made on April 23, 2012, by and between Huntington Strategy Shares, a statutory trust organized under the laws of Delaware, (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

WHEREAS, the Client is authorized to issue shares (“Shares”) in separate series (each, a “Fund,” and together with all other series subsequently established by the Client and made subject to this Agreement in accordance with Section 12 below, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on Schedule 4 hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units,” as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund (collectively, the “Prospectus”);

WHEREAS, the Client desires to appoint Service Provider as administrator, transfer agent, dividend disbursing agent and fund accountant of the assets of each Fund; and

WHEREAS, Service Provider is willing to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)	Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)	Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)

Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees, agents, subcontractors and current and immediately preceding service providers to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Prospectus, Offering Documents and Policies and Procedures of the Client and any amendments thereto. Client requests to change the Services

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necessitated by a change to the Client’s Organic Documents, Prospectus, Offering Documents or Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)	Dependencies. Without prejudice to clause 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this clause 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information, Instruction and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness: (A) the information contained in the Organic Documents, Prospectus, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to clause 2(C) above and (B) any Instruction or data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and current and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”), (2) any intermediaries, distributors or principal underwriters, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”), or (3) any custodian that holds assets of the Client or its Customers (“Custodians”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as may be agreed to from time to time in a written fee schedule approved by the parties;

(ii)	subject to clauses 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)	the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any Instruction or data supplied by, and has no obligation to review any data supplied by, (A) securities pricing services, (B) any Authorized Participant; (C) clearance or settlement systems, (D) any Persons specified in clause (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement;

EFT Combined Services V.7.1.11 Page 2

(iv)	the Client authorizes and instructs the Service Provider to rely on the information and data it receives from any Persons specified in clauses (E)(i) and E(iii) above; and

(v)	Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)	Other Services and Activities; Conflicts of Interest. The Client acknowledges that the Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to Client or to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, or because the Service Provider in providing the Services may be “walled off” from facts or things that may come to the knowledge of the Service Provider or its affiliates in the course of providing services, including administration, advisory, banking and lending, broker dealer and other financial services, to Client or to other Persons, and therefore unable to make any such disclosures to the Client, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Among other things, Service Provider or an affiliate may receive or generate valuation information with respect to securities, products or services of Client, and neither the Service Provider nor any affiliate is under any obligation to disclose such information to Client or any of Client’s Customers. The Client acknowledges that neither the Service Provider nor any affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clauses 2(E)(i) and (iii). Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)	AML/OFAC. The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement.

3.	INSTRUCTIONS

(A)	Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)	Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply in good faith with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)	Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

EFT Combined Services V.7.1.11 Page 3

(D)	Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may rely on the assumption that any Instruction does not conflict with any Law or the Organic Documents, Prospectus or Offering Documents applicable to the Client.

(E)	Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)	Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the Party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)	Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)	No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as a Fund’s independent accountants or auditors.

(C)	Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)	Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

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(B)	Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

(C)	Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)	The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any written fee schedule as may be approved from time to time by the parties, as Confidential Information.

(ii)	Without limitation of the obligations of the Service Provider under clause 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned.

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(F)	Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name, trade mark or service mark of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices. Client shall not, in any communications with Customers, whether oral or written, make any representations to its Customers stating or implying that the Service Provider is providing valuations with respect to Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with Client’s securities, products or services.

(G)	Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.	SCOPE OF RESPONSIBILITY.

(A)	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will use reasonable care to cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or negligence of the Service Provider or any Administrative Support Provider as a result of the performance or non-performance by the Service Provider of its obligations and duties hereunder, and (ii) the Service Provider shall not be liable to the Client for any damages or losses caused by the performance or non-performance of any Administrative Support Provider selected by the Service Provider with reasonable care; and (iii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

(C)	Limitations on Liability.

(i)	The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)	The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

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(iii)	The Service Provider shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or Dependency or any other information it receives from the Client or any Person specified in clauses 2(E)(i) and (iii), and shall be without liability for any loss or damage suffered by the Client or any of Client’s Customers as a result of the Service Provider’s reasonable reliance on and utilization of any such Instruction, Dependency or other such information. For the avoidance of doubt, the Service Provider shall not be liable and shall be indemnified by the Client for any action taken or omitted by it in good faith in reliance on any Instruction believed by it in good faith to have been authorized by an Authorized Person.

(iv)	The Service Provider shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Client or any Person specified in clauses 2(E)(i) and (iii) to provide the Service Provider with any information required by clause 2.

(v)	Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in clause 2(E)(iii).

(vi)	The Service Provider shall have no responsibility for the management of the investments or any other assets of the Client or its Customers, and the Service Provider shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the policies, restrictions, guidelines or disclosures applicable to the Client or any other term or condition of the Original Documents, Operating Documents, Policies and Procedures or Prospectus. Further, the Service Provider shall have no liability to the Client or any Person specified in clauses 2(E)(i) and (iii) for any loss or damage suffered by any such Person as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Client or any misstatement or omission in the Prospectus.

(vii)	The Client acknowledges that the reporting obligations of the Service Provider set forth in the Services Schedule do not constitute a duty to monitor compliance by the Client, and the Service Provider shall not be liable for ensuring compliance by the Client, with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Client.

(viii)	The Client acknowledges that the Service Provider does not provide valuations with respect to the Client’s securities, products or services, does not verify any valuations provided to it by the Client of any other person, and does not verify the existence of any assets in connection with Client’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client or another third party, and the Service Provider shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(ix)	The Service Provider will not be responsible or liable for any loss or damage arising from the misuse or sharing of a Client Gateway User ID by any Authorized Person of the Client who has been issued a User ID by the Service Provider.

(x)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(xi)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause

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whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(xii)	For the avoidance of doubt, the payment of Service Credits (if any) in relation to breaches of applicable Service Standards (if any) are intended by the Parties to help ensure Service quality and shall be the Client’s sole remedy for the breach of a Service Standard unless such breach is also an independent breach by the Service Provider of its Standard of Care.

(xiii)	For the avoidance of doubt, it is hereby agreed and declared that references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, agents and delegates of the Service Provider.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY.

(A)	Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)	this Agreement, except any Loss resulting from the willful default, fraud or negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services;

(ii)	any alleged untrue statement of a material fact contained in any Prospectus or Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Prospectus or Offering Document or necessary to make the statements in any Prospectus or Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Prospectus or Offering Document;

(iii)	any act or omission of the Client or any Person specified in clauses 2(E)(i) and (iii) whose Instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions reasonably believed by the Service Provider to have been duly authorized by the Client or an Authorized Person of the Client;

(iv)	the offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units; or

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(v)	all actions relating to the transmission of Creation Units or Authorized Participant data through the clearing systems of the National Securities Clearing Corporation, if applicable.

(B)	Indemnity by the Service Provider. The Service Provider will indemnify the Client, its officers, directors, employees and representatives (each, also an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all Losses arising out of a third party claim and relating to Service Provider’s bad faith, willful misfeasance, negligence or reckless disregard in the performance of its duties hereunder, provided, however, the liability of Service Provider for any Loss is subject to the limitations set forth in clause 6 hereof.

(C)	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding clauses 7(A) and 7(B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of a written fee schedule as may be agreed to from time to time by the parties (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)	Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

(C)	Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If Client disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to Service Provider’s other rights, Service Provider reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

EFT Combined Services V.7.1.11 Page 9

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary);

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement;

(vii)	It has received from the Securities and Exchange Commission an order to operate as an exchange traded fund; and

(viii)	It is duly authorized to issue the Shares.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)	Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(iv)	It is in compliance with all Laws applicable to it, including, but not limited to, all securities, tax and commodities laws.

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	It has commercially reasonable data security and business continuity controls and plans; and

(ii)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	REPRESENTATIVE CAPACITY

(A)	Non-Recourse. A copy of the declaration of trust or other organizational document of the Client and/or each Fund is on file with the appropriate authority, which has been provided by the Client to Service Provider, and Service Provider acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Client as individuals, and the obligations of this Agreement are not binding on any of the trustees, officers, shareholders of the Client individually, but are binding only upon the assets and property of each Fund.

EFT Combined Services V.7.1.11 Page 10

(B)	Several Obligations. With respect to any obligations of the Client with respect to a Fund arising out of this Agreement, Service Provider shall look for payment or satisfaction of any obligation solely to the Fund to which such obligation relates as though each Fund has separately contracted with Service Provider by separate written instrument with respect to its assets and transactions.

11.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to clause 11(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to clause 11(C):

(i)	Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(ii)	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Client has violated any Law to which the Client is subject.

(C)	Termination-related Obligations. Related to termination of this Agreement:

(i)

If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period (other than pursuant to a notice of non-renewal properly delivered in accordance with clause 11(B) of this Agreement), the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the balance of the Initial Term or Rollover Period, as applicable, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”); provided, however, that if the Client closes all of the Funds subject to this Agreement such Liquidated Damages shall be an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or Rollover Period, as applicable, or (y) twelve (12) months. In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any

EFT Combined Services V.7.1.11 Page 11

liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)	Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in clauses 2(D), 2(E), 5(A), 5(C)-(F), 5(G), 6-8, and 10-13 of this Agreement will survive the termination of this Agreement.

12.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)	Jurisdiction. The federal and State courts located in New York Country in the State of New York will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts

(C)	Venue. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in clause 12(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

13.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

Additional Funds may be added to this Agreement upon written agreement of the Client and Service Provider by amendment of Schedule 4 adding any additional Fund.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

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(C)	Waiver of Rights. Subject to clause 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by Service Provider to enable it to perform its duties and obligations under this Agreement.

(F)	Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Trust.

(G)	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(H)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(I)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(J)	Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

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EFT Combined Services V.7.1.11 Page 13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITI FUND SERVICES OHIO, INC.		HUNTINGTON STRATEGY SHARES

By:	/s/ Joseph L. Rezabek	By:	/s/ R. Jeffrey Young
Name:	Joseph L. Rezabeck	Name:	R. Jeffery Young
Title:	Vice President	Title:	CEO

Date:	April 23, 2012	Date:	April 23, 2012

EFT Combined Services V.7.1.11 Page 14

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in clause 2(E)(v) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“AML” has the meaning set forth in clause 2(G) of the Agreement.

“Authorized Participant” means a broker or dealer that is a “participant” as defined in the rules of DTC and that has executed an Authorized Participant Agreement with the Distributor for the purchase and redemption of Creation Units.

“Authorized Participant Agreement” means an agreement between the Distributor, on behalf of the Client, and an Authorized Participant governing the purchase and redemption of Creation Units.

“Authorized Person” means the Client or any Person authorized by the Client, including the Distributor, to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Business Day” means any day on which the NYSE Arca, Inc. is open for business.

“Change Control Process” has the meaning set forth in clause 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in clause 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i) information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature;

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii); or

(iv) any information that constitutes material, non-public information,

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Schedule 1 to Services Agreement Page 1

“Creation Unit” means a large block of a specified number of Shares, as specified in the Prospectus. A Creation Unit is the minimum number of Shares that may be created or redeemed at any one time.

“Custodian” has the meaning set forth in clause 2(E)(i) of the Agreement.

“Customer Data” has the meaning set forth in clause 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Distributor” means the part identified as distributor or principal underwriter in the Prospectus that signs the Authorized Participant Agreement on behalf of the Client.

“DTC” means the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York.

“DTC Participant” means a “participant” as such term is defined in the rules of DTC.

“DTC Participant Account” means an “account” as such term is defined in the rules of DTC.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” has the meaning set forth in clause 8(A) of the Agreement.

“Force Majeure Event” has the meaning set forth in clause 2(D) of the Agreement.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnifying Party” has the meaning set forth in clause 7(C) of the Agreement.

“Indemnitee” has the meaning set forth in clause 7 of the Agreement.

“Initial Term” has the meaning set forth in clause 11(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in clause 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in clause 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in clause 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in clause 11(C)(i) of the Agreement.

“Loss” has the meaning set forth in clause 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in clause 2(E)(iii) of the Agreement.

“OFAC” has the meaning set forth in clause 2(G) of the Agreement.

“Offering Document” has the meaning set forth in clause 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

Schedule 1 to Services Agreement Page 2

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in clause 5(D)(ii) of the Agreement.

“Privacy Laws” has the meaning set forth in clause 5(G) of the Agreement.

“Proprietary Information” has the meaning set forth in clause 5(D)(i) of the Agreement.

“Prospectus” has the meaning set forth in the preamble to this Agreement.

“Report” has the meaning set forth in clause 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 11(A) of the Agreement.

“Security Procedures” has the meaning set forth in clause 3(B) of the Agreement.

“Service Change” has the meaning set forth in clause 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Shares” has the meaning set forth in the preamble to this Agreement.

“Standard of Care” has the meaning set forth in clause 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement Page 3

Schedule 2 to Services Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 4 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

1.	Financial Statements and other SEC Filings:

(a)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(b)	Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(c)	Assist with the layout and printing of the Funds’ semi-annual and annual reports.

(d)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	Assist the Client’s transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.

(c)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(d)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(e)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

(f)	Monitor wash sales annually.

(g)	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns

(h)	Coordinate with independent auditors concerning the Client’s regular annual audit.

II.	Notes and Conditions Related to Fund Administration Services

1.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

Schedule 2 to Services Agreement Page 1

2.	If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule 2 to Services Agreement Page 2

Schedule 2 to Services Agreement — Services

Appendix B — Fund Accounting Services

I.	Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values to National Securities Clearing Corporation via the portfolio composition file.

(g)	Determine and report unrealized appreciation and depreciation on securities held by the Funds.

Schedule 2 to Services Agreement Page 3

(h)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(i)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(j)	Post Fund transactions to appropriate categories.

(k)	Accrue expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(l)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(m)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(n)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(o)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations,

(iii)	Unaudited Statement of Changes in Net Assets, and

(iv)	Unaudited Condensed Financial Information

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;

(ii)	the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)	the Client’s schedules of investments for filing with the SEC on Form N-Q;

(iv)	the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

(v)	registration statements on Form N-1A and other filings relating to the registration of shares;

(vi)	reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)	annual audit by the Client’s auditors; and

(viii)	examinations performed by the SEC.

(c)	Calculate turnover and expense ratio.

(d)	Calculate daily spread between NAV and market price of Shares.

(e)	Prepare schedule of Capital Gains and Losses.

(f)	Provide daily cash report.

(g)	Maintain and report security positions and transactions in accounting system.

(h)	Prepare Broker Commission Report.

(i)	Monitor expense limitations.

Schedule 2 to Services Agreement Page 4

(j)	Maintain list of failed trades.

(k)	Provide unrealized gain/loss report.

II.	Notes and Conditions Related to Fund Accounting Services

1.	The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors other than as set forth in clause 2(E)(ii) of the Agreement.

Schedule 2 to Services Agreement Page 5

Schedule 2 to Services Agreement — Services

Appendix C — Transfer Agency Services

I.	Services

1.	Shareholder Transactions

(a)	Perform and facilitate the performance of purchases and redemptions of Creation Units.

(b)	Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.

(c)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.

(d)	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.

(e)	Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(f)	Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.

(g)	Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.

(h)	Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.

(i)	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

2.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and FINRA.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

3.	Shareholder Account Maintenance

(a)	Maintain the record of the name and address of DTC or its nominee as the sole shareholder of a Fund (the “Shareholder”) and the number of Shares issued by the Fund and held by the Shareholder.

(b)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

(c)	Maintain account documentation files for Shareholder.

4.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program of the Client (“AML Program”):

(a)	Perform monitoring and reporting as may be reasonably requested by the Client’s CCO.

Schedule 2 to Services Agreement Page 6

II.	Notes and Conditions Related to Transfer Agency Services

1.	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

2.	Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

3.	Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the business day next following the trade date to the DTC Participant Account of the Custodian for settlement.

4.	Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

5.	Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the issuance and delivery of such shares for settlement.

6.	Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

7.	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

8.	Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

Schedule 2 to Services Agreement Page 7

9.	Client represents and warrants that:

(a)	(i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.	The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.

Schedule 2 to Services Agreement Page 8

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)	The Client and its employees, agents, subcontractors and current and predecessor service providers (including, but not limited to, Investment Advisors, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and current and predecessor service providers (including, but not limited to, Investment Advisors, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)	The authority, accuracy, truth and completeness of any information, Instructions or data provided by the Client and its employees, agents, subcontractors and current and predecessor service providers (including, but not limited to, Investment Advisors, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)	The Client and its employees, agents, subcontractors and current and predecessor service providers (including, but not limited to, Investment Advisors, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)	The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

Schedule 3 to Services Agreement Page 1

Schedule 4 to Services Agreement

List of Funds

Huntington US Equity Rotating Strategy ETF

Huntington EcoLogical Strategy ETF

Schedule 4 to Services Agreement Page 1